Contact: John Moran	FOR IMMEDIATE RELEASE
(860) 728-7062	www.utc.com

UNITED TECHNOLOGIES CLOSES ON SIKORSKY TRANSACTION;
REAFFIRMS EXPECTATIONS FOR 2015 EARNINGS, SALES AND SHARE REPURCHASES
FARMINGTON, Conn., Nov. 6, 2015 – United Technologies Corp. (NYSE: UTX) today announced it has closed on the sale of its Sikorsky Aircraft business to Lockheed Martin Corp. (NYSE: LMT).
 "With this sale, UTC moves forward with a more focused portfolio of aerospace and building systems businesses, operating at a global scale, that will continue to provide innovative products and services, and deliver improved performance for customers and long-term growth for shareholders," said UTC President and CEO Gregory Hayes.
UTC has industry-leading global franchises in elevators, climate control, aerospace systems, jet engines, fire safety and electronic security operating through four core segments – Otis, UTC Climate, Controls & Security, Pratt & Whitney, and UTC Aerospace Systems.
As previously announced, UTC intends to use $6 billion in net proceeds from the Sikorsky sale for an accelerated share repurchase program, reflecting the company's commitment to deliver sustainable shareholder value.
For continuing operations in 2015, UTC continues to expect earnings per share in a range of $6.15 to $6.30 and sales of between $57 billion and $58 billion.
United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries worldwide. For more information, visit our website at www.utc.com or follow us on Twitter: @UTC.
This release includes "forward looking statements" concerning the anticipated financial and business impact of a recent transaction, management's beliefs and objectives with respect thereto, the anticipated use of proceeds and management's current expectations for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "believe," "expect," "plans," "strategy," "intends," "project," "target," "anticipate," "will," "should," "see," "guidance," "confident" and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the Company's ability to implement anticipated business plans following closing and to achieve anticipated benefits and savings; future and estimated sales, earnings, cash flow, charges and  expenditures; the timing and scope of anticipated share repurchases; the anticipated benefits of organizational changes, and the ability to realize opportunities for growth and innovation. The level of share repurchases depends on market conditions and the level of other investing activities and uses of cash. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the SEC filings submitted by UTC from time to time, including its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date hereof. UTC undertakes no obligation to update the forward looking statements to reflect subsequent events or circumstances.
UTC-IR
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